Exhibit 99.2

TRIBUNE PUBLISHING REJECTS REVISED GANNETT TAKEOVER PROPOSAL

Company Offers Mutual NDA to Assess Whether There is a Path Forward That Would Create Value for Both Sets of Shareholders; Says No Assurances That Any Agreement Can Be Reached

CHICAGO, May 23, 2016 — Tribune Publishing Co. (NYSE: TPUB) today announced that its Board of Directors, consistent with its fiduciary duties and acting in the best interests of the Company and its shareholders, has thoroughly evaluated the revised proposal by Gannett Co., Inc. (NYSE: GCI) to acquire all of Tribune Publishing for $15.00 per share in cash.  The Board has again rejected the Gannett proposal as not in the best interests of Tribune shareholders but invited Gannett to agree to a mutual Non-Disclosure Agreement under which both parties could engage in due diligence and discussions to assess whether a transaction in the best interests of Tribune and Gannett shareholders can be negotiated.  There can be no assurances that any such agreement can be reached.

“The Gannett $15.00 per share proposal for all of Tribune is clearly inadequate as a control investment in Tribune and, as ISS has pointed out, our Board ‘has grounds to decline to engage’ on Gannett’s proposal” said CEO, Justin Dearborn.  “We remain unrelenting in our pursuit of value whether on a standalone basis or through a transaction, and believe the $70.5 million growth capital investment announced today from Nant Capital — making Nant Tribune’s second largest shareholder — will support Tribune’s transformation strategy.

“We continue to have serious doubts about Gannett’s ability to enter into a transaction — especially when you consider its approximate $650 million pension and OPEB liability — that makes sense for Tribune and its stakeholders.  However, we stand ready to work with Gannett to assess whether there is a path forward that will create more value for both sets of shareholders.  We have no preconceived ideas about where these discussions might lead, but the Board is committed to engaging further in an effort to identify potential additional value for the Company’s shareholders.”

Dearborn continued, “Regardless of the outcome of the discussions with Gannett, we are confident that we have the right strategic plan in place to leverage technology and effectively monetize our world class content.  We are focused on taking the necessary steps to transform our business in response to the massive changes that have overtaken the publishing industry, supporting our outstanding journalists and, above all, creating superior value for our shareholders.”

The Board has set no timetable for concluding the discussions and does not intend to disclose further developments unless and until the Board determines that disclosure is appropriate or necessary.

Goldman, Sachs & Co. and Lazard are acting as financial advisors and Kirkland & Ellis LLP is acting as legal advisor to Tribune Publishing.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Tribune Publishing’s expectations regarding any discussions with Gannett and its strategic plan. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing’s actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; changes in newsprint prices; macroeconomic trends and conditions; the Company’s ability to adapt to technological changes; the Company’s ability to realize benefits or synergies from acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; the Company’s success in implementing expense mitigation efforts; the Company’s reliance on third-party vendors for various services; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to attract and retain employees; the Company’s ability to satisfy pension and other postretirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s indebtedness and ability to comply with debt covenants applicable to its debt facilities; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

About Tribune Publishing:

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Investor Contact:	Press Contacts:
Kimbre Neidhart, 469-528-9366	Dana Meyer, 312-222-3308
kneidhart@tribpub.com	dmeyer@tribpub.com

Tom Germinario/Kristian Klein/Ed McCarthy	Bryan Locke/Robin Weinberg/Jenny Gore
212-269-5550	312-895-4700